UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) July 30, 2013

Okana Ventures, Inc.
(Exact name of registrant as specified in its charter)

Nevada	001-33715	20-2881151
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

101 Convention Centre Drive, Suite 700, Las Vegas, NV	89109
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 775-636-6986

Moliere No. 222, Torre de Oficinas, Col. Los Morales Polanco,
Delgacion Miguel Hidalgo, Mexico City, Mexico
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into Material Definitive Agreement

On July 30, 2013, we entered into and closed an asset purchase agreement between our company and Vansen Pharma, Inc.  Pursuant to the agreement we have agreed to purchase the right, title and interest to certain Spectracef® and cefditoren pivoxil products in the United States, along with related contracts, records, inventories and product registrations. Vansen will retain their right, title and interest to the products in Canada.

As consideration for the purchase, we will pay Vansen $900,000 in cash and issue shares of our common stock in the amount of 50.085% of our current issued and outstanding shares of common stock, which issuance consists of 3,625,000 shares of common stock.

Vansen Pharma is a sales and marketing organization focused on specialty pharmaceutical products. With its US-based sales force the company sells its anti-infective product Spectracef(R) and its authorized generic (cefditoren pivoxil) to major wholesalers and pharmacy chains.

Vansen focuses on broad therapeutic areas which are still anticipated to grow and present an opportunity for major expansion. Vansen will grow its commercial presence by adding complimentary products through in–licensing, co-promotion and acquisitions; building a commercialized product portfolio.

In regards to the assets that we have acquired from Vansen, SPECTRACEF® and its authorized generic (cefditoren pivoxil) are effective antibiotic therapy in a patient-friendly dose pack offering convenience and promoting compliance.  SPECTRACEF® (cefditoren pivoxil) tablets are indicated for treatment of mild to moderate infections in patients 12 years of age or older caused by susceptible strains of the following microorganisms:

•	Acute Bacterial Exacerbation of Chronic Bronchitis caused by Haemophilus influenzae.
•	Community-Acquired Pneumonia caused by Haemophilus influenzae.
•	Pharyngitis/Tonsillitis caused by Streptococcus pyogenes.
•	Uncomplicated Skin and Skin-Structure Infections caused by Staphylococcus aureus.

Concurrently with the agreement with Vansen, we have also entered into a private placement subscription agreement with an investor pursuant to which we have received gross proceeds of US$1,450,000 for the issuance of 3,152,174 (post 12 for one forward split) shares of our common stock, at a price of $0.46 per share on a post split basis.

Item 3.02	Unregistered Sales of Equity Securities

Effective July 30, 2013, we issued 3,625,000 shares of common stock to Vansen, a non U.S. person (at that term as defined in Regulation S of the Securities Act of 1933), relying on Regulation S and/or Section 4(2) of the Securities Act of 1933.

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

Effective July 30, 2013, Maria Peralta resigned as a director and officer of our company and Richard Azani and Patrick Charles Frankham were appointed directors of our company. Also effective July 30, 2013, Richard Azani was appointed as our president, secretary, chief financial officer and treasurer.

Richard Azani

Since March 30, 2011, Mr. Azani has been a director of Neurokine Pharmaceuticals Inc.   Mr. Azani has has been the president, chief executive officer, chief financial officer and director of A5 Laboratories, Inc. since March 2010.

He also has been the president and chief executive officer of Vida Nutra Pharma since 2003. From 1996 to 2006 Mr. Azani was the president and chief executive officer of Actilab Pharma Inc. and from 1994 to 1996, he was the vice-president of Analex Laboratory.

Mr. Azani received his B.Sc. in biochemistry and analytical chemistry and his M.Sc. in structural determination of protein using N.M.R. and X-ray at the University of Toulouse – France. Mr. Azani also received his Ph.D. at the University of Toulouse – France and his Post-Doctorate at McGill University – Montreal Canada.

Patrick Charles Frankham

Dr. Frankham has over 18 years of experience in the biopharmaceutical and services industries. Prior to joining Boehringer Ingelheim, he founded several multinational healthcare startup enterprises including healthcare information technology, services and pharmaceuticals companies. His professional experience includes public and private companies as well as multinational corporations. Notable prior organizations where he held increasing leadership roles include, Phoenix International Life Sciences (MDS Pharma Services), Endoceutics Inc., AeternaZentaris, BioAxone Biosciences, & ICON Clinical Research.

Our board of directors now consists of Richard Azani and Patrick Charles Frankham.  There have been no transactions between our company and Richard Azani and Patrick Charles Frankham since our last fiscal year which would be required to be reported herein.

Item 8.01	Other Items

On July 30, 2013, our board of directors approved the change of our name to “Vansen Pharma Inc.”.  We anticipate that the name change will be effected through an agreement and plan of merger to merge with and into our wholly-owned subsidiary, which shall be formed solely for the change of name.

In addition to the name change, our board of directors approved a forward split of our authorized and issued and outstanding shares of common stock on a  one old for twelve (12) new basis, such that our authorized capital will be increased from 100,000,000 shares of common stock to 1,200,000,000 shares of common stock and, correspondingly, our issued and outstanding shares of common stock will be increased from 3,525,000 shares of common stock to 42,300,000 shares of common stock, all with a par value of $0.001, after taking into account the issuance to Vansen referred to herein.

These amendments will be submitted for review with the Financial Industry Regulatory Authority (“FINRA”).  We will announce the completion of FINRA review and the effectiveness of these changes on the market by filing a Current Report on Form 8-K.

Item 9.01	Financial Statements and Exhibits

10.1	Asset purchase agreement between our company and Vansen Pharma, Inc., dated July 30, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OKANA VENTURES, INC.

Date: August 8, 2013	By:	/s/ Richard Azani
Name: Richard Azani
Title: President and Director